Exhibit 99.2

Report of independent registered public accounting firm

To the Board of Directors and Stockholders of Audience, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of convertible preferred stock and stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Audience, Inc. and its subsidiaries (the “Company”) at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 9, 2015

AUDIENCE, INC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$46,184	$124,691
Short-term investments	8,999	14,855
Restricted cash	4,200	170
Accounts receivable, net of allowance for doubtful accounts of $46 and $0 as of December 31, 2014 and 2013, respectively	2,789	5,670
Inventories	27,999	13,422
Other current assets	3,880	4,676

Total current assets	94,051	163,484
Property and equipment, net	11,634	13,533
Intangible assets, net	6,317	—
Other noncurrent assets	2,840	2,402

Total assets	$114,842	$179,419

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,582	$6,304
Accrued and other liabilities	12,064	10,673
Deferred credits and income	725	265

Total current liabilities	14,371	17,242
Income taxes payable—noncurrent	1,114	935
Deferred rent—noncurrent	2,046	1,670
Other liabilities- noncurrent	28	191

Total liabilities	17,559	20,038

Commitments and contingencies (Note 8)

Stockholders’ equity:
Common stock:
$0.001 par value—500,000,000 shares authorized as of December 31, 2014 and 2013; 23,289,034 shares and 22,111,375 shares issued and outstanding as of December 31, 2014 and 2013, respectively	23	22
Additional paid-in capital	195,351	183,840
Accumulated other comprehensive income	—	(1)
Accumulated deficit	(98,091)	(24,480)

Total stockholders’ equity	97,283	159,381

Total liabilities and stockholders’ equity	$114,842	$179,419

See Notes to Consolidated Financial Statements

AUDIENCE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2014	2013	2012
Revenue:
Hardware	$104,123	$150,010	$107,267
Licensing	9,217	10,121	36,638

Total revenue	113,340	160,131	143,905

Cost of revenue	56,572	71,267	62,247

Gross profit	56,768	88,864	81,658

Operating expenses:
Research and development	50,613	43,256	31,520
Selling, general and administrative	46,153	41,346	35,271
Impairment of goodwill and intangible assets	31,336	—	—

Total operating expenses	128,102	84,602	66,791

Income (loss) from operations	(71,334)	4,262	14,867

Interest income, net	38	157	164
Other expense, net	(347)	(280)	(586)

Income (loss) before income taxes	(71,643)	4,139	14,445
Income tax provision (benefit)	1,968	2,069	(1,152)

Net income (loss)	$(73,611)	$2,070	$15,597

Net income (loss) per share:
Basic	$(3.25)	$0.10	$0.73

Diluted	$(3.25)	$0.09	$0.65

Weighted average shares used in computing net income (loss) per share:
Basic	22,683	21,467	13,377

Diluted	22,683	23,197	15,687

See Notes to Consolidated Financial Statements

AUDIENCE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2014	2013	2012
Net income (loss)	$(73,611)	$2,070	$15,597
Other comprehensive income (loss):
Foreign currency translation adjustments	—	—	31
Unrealized gain (loss) on available-for-sale securities, net of tax	1	(4)	3

Net comprehensive income (loss)	$(73,610)	$2,066	$15,631

See Notes to Consolidated Financial Statements

AUDIENCE, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balances at December 31, 2011	13,205,180	$74,348	1,023,736	$1	$3,732	$(31)	$(42,147)	$(38,445)
Issuance of common stock upon exercise of stock options	—	—	502,203	1	1,226	—	—	1,227
Issuance of common stock in connection with employee stock purchase plan	—	—	183,259	—	1,233	—	—	1,233
Issuance of common stock upon initial public offering, net of offering costs	—	—	5,838,198	6	86,974	—	—	86,980
Stock-based compensation	—	—	—	—	3,134	—	—	3,134
Foreign currency translation adjustments	—	—	—	—	—	31	—	31
Unrealized gain on short-term investments, net	—	—	—	—	—	3	—	3
Conversion of preferred stock to common stock	(13,205,180)	(74,348)	13,205,180	13	74,335	—	—	74,348
Warrants exercised	—	—	110,269	—	1,804	—	—	1,804
Conversion of preferred stock warrant to common stock warrant	—	—	—	—	23	—	—	23
Net income	—	—	—	—	—	—	15,597	15,597

Balances at December 31, 2012	—	—	20,862,845	21	172,461	3	(26,550)	145,935
Issuance of common stock upon exercise of stock options	—	—	905,186	1	2,610	—	—	2,611
Issuance of restricted stock units	—	—	21,371	—	(107)			(107)
Common stock warrants exercised	—	—	976	—	—	—	—	—
Issuance of common stock in connection with employee stock purchase plan	—	—	320,997	—	2,401	—	—	2,401
Stock-based compensation	—	—	—	—	5,660	—	—	5,660
Unrealized gain on short-term investments, net	—	—	—	—	—	(4)	—	(4)
Tax windfall on stock-based compensation	—	—	—	—	815	—	—	815
Net income	—	—	—	—	—	—	2,070	2,070

Balances at December 31, 2013	—	—	22,111,375	22	183,840	(1)	(24,480)	159,381
Issuance of common stock upon exercise of stock options	—	—	667,024	1	1,952	—	—	1,953
Issuance of restricted stock units	—	—	104,874	—	(480)	—	—	(480)
Issuance of common stock in connection with employee stock purchase plan	—	—	405,761	—	2,407	—	—	2,407
Stock-based compensation	—	—	—	—	7,788	—	—	7,788
Fair value of stock options attributable to pre-combination services	—	—	—	—	209	—	—	209
Unrealized gain on short-term investments, net	—	—	—	—	—	1	—	1
Tax windfall on stock-based compensation	—	—	—	—	(365)	—	—	(365)
Net loss	—	—	—	—	—	—	(73,611)	(73,611)

Balances at December 31, 2014	—	$—	23,289,034	$23	$195,351	$—	$(98,091)	$97,283

See Consolidated Notes to Financial Statements

AUDIENCE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$(73,611)	$2,070	$15,597
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activites:
Depreciation and amortization	7,893	3,346	1,599
Write-down of inventory to net realizable value	1,764	458	2,934
Provision for doubtful accounts	117	—	—
Change in fair value of convertible preferred stock warrants	—	—	290
Stock-based compensation	7,788	5,660	3,134
Impairment of goodwill	20,734	—	—
Impairment of intangible assets	10,602	—	—
Excess tax benefit from stock options	—	(858)	—
Deferred income taxes	1,451	—	(2,013)
Loss on disposal of property and equipment	10	4	86
Amortization/accretion of marketable securities	—	69	69
Non-cash rent expense	—	663	579
Changes in assets and liabilities:
Accounts receivable	2,917	7,256	(4,461)
Inventories	(16,341)	(614)	4,042
Prepaid expenses and other assets	(1,113)	(1,252)	(1,779)
Accounts payable	(4,475)	(3,758)	2,570
Accrued and other liabilities	(1,384)	2,275	4,616
Deferred credits and income	350	(20)	(320)

Net cash provided by (used in) operating activities	(43,298)	15,299	26,943

Cash flows from investing activities
Acquisition of business, net of cash acquired	(35,446)	—	—
Payment to escrow agent in connection with acquisition	(4,200)	—	—
Purchases of property and equipment	(5,495)	(9,080)	(5,958)
Purchases of marketable securities	(26,994)	(21,896)	(26,098)
Proceeds from sales and maturities of marketable securities	32,850	25,000	8,000
Change in restricted cash	195	—	40

Net cash used in investing activities	(39,090)	(5,976)	(24,016)

Cash flows from financing activities
Proceeds from initial public offering, net of underwriting discounts and commissions	—	—	91,548
Proceeds from exercise of preferred stock warrants	—	—	400
Proceeds from exercise of stock options and employee stock purchase plan	4,360	5,011	2,543
Tax payments related to RSUs	(479)	(107)	—
Excess tax benefit from stock options	—	858	—
Payment of deferred offering costs	—	—	(3,723)
Repayment of equipment term loan	—	—	(103)

Net cash provided by financing activities	3,881	5,762	90,665

Effect of exchange rate change on cash and cash equivalents	—	—	31

Net increase (decrease) in cash and cash equivalents	(78,507)	15,085	93,623
Cash and cash equivalents
Beginning of period	124,691	109,606	15,983

End of period	$46,184	$124,691	$109,606

Supplemental disclosures:
Cash paid for income taxes	$91	$1,508	$68
Accrual for purchases of property and equipment	$5	$1,847	$—
Non-cash obligation for property, plant and equipment	$—	$—	$5,290
Conversion of convertible preferred stock to common stock	$—	$—	$74,348
Conversion of preferred stock warrants to common stock warrants	$—	$—	$23
Cashless conversion of common stock warrants to common stock	$—	$23	$—

See Notes to Consolidated Financial Statements

AUDIENCE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Formation and Business of the Company

Audience, Inc. (the “Company” or “Audience”) was incorporated in the State of California in July 2000 and subsequently reincorporated in the State of Delaware in June 2011. In June 2002, the Company changed its name from Applied Neurosystems Corporation to Audience, Inc. The Company’s common stock is listed on the NASDAQ Global Select Market under the symbol “ADNC.”

Audience is a leader in providing intelligent voice and audio solutions that improve voice quality and the user experience in mobile devices. Its family of earSmart™ intelligent voice processors is based on the processes of human hearing, to suppress background noise and enhance mobile voice quality. Audience’s technology substantially improves the mobile voice experience, while also improving the performance of speech-based services, and enhancing audio quality for multimedia. Audience earSmart™ processors are featured in mobile devices from leading providers in Asia-Pacific, Europe and the United States (“U.S.”). Audience has also started to offer software solutions for motion sensing, such as MotionQ, and voice quality, such as Audience S1.0.

The Company outsources the manufacture of its voice and audio processors to independent foundries and uses third parties for assembly, packaging and test. The Company sells its products globally, directly to original equipment manufacturers (“OEMs”) and their contract manufacturers (“CMs”) and indirectly through distributors. In 2012, Audience also began to recognize license revenue on royalty payments for the use of its semiconductor intellectual property (“processor IP”) in certain mobile phones of a single OEM. In addition, the Company currently licenses software that interprets sensor data related to the motion of mobile devices and has announced its first stand-alone software product that improves sound quality and suppresses background noise, which may lead to the Company recognizing additional licensing revenue in the future.

In April 2012, the Board of Directors and stockholders approved a one-for-30 reverse split of the outstanding common and preferred stock that was effected on April 25, 2012. All share and per share information included in the accompanying financial statements and notes thereto has been adjusted to reflect this reverse stock split.

On May 15, 2012, Audience closed its initial public offering (“IPO”) of 6,060,707 shares of its common stock inclusive of 270,180 shares of common stock sold by certain selling stockholders and the 790,527 shares sold by the Company to satisfy the underwriters’ over-allotment option. The public offering price of the shares sold in the offering was $17.00 per share. The total gross proceeds from the offering to the Company were $98.4 million and after deducting underwriting discounts and commissions, the aggregate net proceeds received by Audience was approximately $91.5 million before deducting offering expenses of $4.5 million. Audience also received $81,000 from the stock options exercised by certain selling stockholders. Upon the closing of the IPO, all shares of Audience’s outstanding convertible preferred stock automatically converted into 13,205,180 shares of common stock and all outstanding warrants to purchase convertible preferred stock automatically converted into warrants to purchase 1,333 shares of common stock. During 2013 these warrants were exercised into common stock.

On July 11, 2014, the Company and its wholly owned subsidiary, Alameda Acquisition Corp., a Delaware corporation, acquired Sensor Platforms, Inc., a Delaware corporation (“Sensor Platforms”) for approximately $41 million. Sensor Platforms develops software and algorithms that interpret sensor data to enable broad context awareness on smart phones, wearables and other consumer devices. (See Note 5 for additional information related to this acquisition).

2. Summary of Significant Accounting Policies

Financial Statement Presentation

The accompanying consolidated financial statements include the accounts of Audience and its wholly owned subsidiaries. These consolidated financial statements were prepared and presented in conformity with U.S. generally accepted accounting principles (“GAAP”). Unless otherwise specified, references to the Company are references to Audience and its consolidated subsidiaries. Intercompany accounts and transactions have been eliminated. Foreign currency gains or losses are recorded as other expenses, net in the consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include the allowance for doubtful accounts receivable, inventory write-downs, useful lives of long-lived assets, goodwill, valuation of deferred tax assets and uncertain tax positions, the measurement of stock-based compensation and the valuation of the Company’s various equity instruments. The Company bases its estimates and judgments on its historical experience, knowledge of current conditions and beliefs of what could occur in the future, considering available information. Actual results could differ from those estimates.

Foreign Currency Translation

The Company’s foreign subsidiaries currently use the U.S. dollar as their functional currency. Remeasurement adjustments for non-functional currency monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains or losses are translated at the average exchange rate for the period, and non-monetary assets and liabilities are translated at historical rates. The remeasurement gains and losses of these foreign subsidiaries as well as gains and losses from foreign currency transactions are included in other income (expense), net in the consolidated statements of operations, and are not significant for any periods presented.

Cash, Cash Equivalents, Investments and Restricted Cash

Cash equivalents are investments in highly-rated and highly-liquid money market securities and certain U.S. government sponsored obligations with original maturities of three months or less at the date of purchase. The Company maintains its cash and cash equivalents balances with high quality financial institutions.

The Company classifies its short-term investments as “available-for-sale” and carries them at fair value, with unrealized gains and losses, if any, reported as a separate component of stockholders’ equity (deficit) and included in accumulated other comprehensive income (loss). Realized gains and losses are calculated on the specific identification method and recorded in other income (expense), net. Such investments have original maturities greater than 90 days.

As of December 31, 2014, the Company had $4.2 million of restricted cash deposited in an escrow account as part of total consideration for the acquisition of Sensor Platforms. As of December 31, 2013, the Company maintained $0.2 million of restricted cash in a certificate of deposit account supporting a letter of credit required for a Company’s leased facility.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, short-term investments, accounts receivable, accounts payable and other current liabilities, approximate their fair values due to their short maturities. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk.

Accounts Receivable

Accounts receivable are recorded at invoiced amounts and do not bear interest. The Company performs credit evaluations of its customers’ financial condition and generally requires no collateral. Accounts receivable are written off on a case by case basis, net of any amounts that may be collected. The Company reviews its allowance for doubtful accounts by assessing individual accounts receivable over a specific age and amount and all other balances on a pooled basis based on historical collection experience and economic risk assessment. The Company did not incur significant bad debt expense in any of the periods presented.

Revenue Recognition

The Company derives revenue from the direct sale of processors and codecs to OEMs and CMs and indirect sales of processors and codecs to OEMs through distributors. The Company recognizes revenue from sales to CMs and OEMs when persuasive evidence of an arrangement exists, the selling price is fixed or determinable, product delivery has occurred, which is when the risk and reward of ownership pass to the customer, and collectability of the resulting receivable is reasonably assured. The transfer of risk and reward of ownership to the customers is typically complete at the time of shipment as per the Company’s shipping terms. The Company had insignificant revenue from sales of its software products.

The Company does not offer distributors, CMs or OEMs return rights, rebates, price protection or other similar rights. However, in the past, the Company has occasionally accepted returns from distributors. Although the Company does not recognize revenue from sales to its distributors upon shipment, the title and the risk of ownership for the products typically transfers to the distributor upon shipment as per the Company’s shipping terms, and the distributor is obligated to pay for the products at that time. As a result, product revenue is deferred until the distributor notifies the Company in writing of its resale of the products. Deferred revenue less the related cost of the inventories are included in the consolidated balance sheets under “Deferred credits and income.” The Company takes into account the inventories held by its distributors in determining the appropriate level of provision for excess and obsolete inventory.

The Company began to recognize licensing revenue on royalty payments in 2012 on mobile phones integrating its licensed processor IP from a single OEM. The Company recognizes licensing revenue based on mobile phone shipments reported during the quarter, assuming that all other revenue recognition criteria are met. The OEM generally reports shipment information typically within 45 days following the end of the OEM’s quarter. Since there is no reliable basis on which the Company can estimate its licensing revenues prior to obtaining the OEM’s reports from the licensees, the Company recognizes licensing revenues on a one-quarter lag. The amount of revenue recognized is determined by multiplying the number of mobile phones sold during a particular period in which the Company’s processor IP is integrated and enabled by the agreed-upon royalty rate.

Concentration of Risk

The Company’s products are currently manufactured, assembled and tested by third-party foundries and other contractors in Asia. The Company does not have long-term agreements with any of these foundries or contractors. A significant disruption in the operations of one or more of these foundries or contractors would adversely impact the production of Audience’s products for a substantial period of time, which could have a material adverse effect on its business, financial condition, operating results and cash flows.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, short-term investments and accounts receivables. The Company places substantially all of its cash and cash equivalents on deposit with reputable, high credit quality financial institutions in the United States and therefore bears minimal credit risk. Deposits held with banks may generally be redeemed upon demand and may, from time to time, exceed the limit of federally-backed insurance provided on such deposits. Since inception, the Company has not sustained any material credit losses from instruments held at financial institutions.

The Company’s accounts receivable are derived from direct sales to OEMs and CMs and indirect sales to OEMs through distributors. The Company generally does not require collateral and it establishes an allowance for doubtful accounts based upon the expected collectability of accounts receivable. Substantially all of Audience’s customers are located in Asia and all sales are denominated in U.S. dollars. As of December 31, 2014, two customers accounted for 58% and 14% of total accounts receivable. As of December 31, 2013, three customers comprised 45%, 36% and 15% of total accounts receivable.

In 2014, revenue from Samsung Electronics Co., Ltd. (“Samsung”) and Comtech International Ltd. (“Comtech”), a distributor who sells the Company’s products to end customers, such as Xiaomi, Inc., accounted for 75% and 11%, respectively, of total revenue. In 2013, revenue from Samsung Electronics Co., Ltd (“Samsung”), Apple Inc. (“Apple”), and Comtech accounted for 63%, 21% and 11% of total revenue, respectively. In 2012, revenue from two OEMs, Samsung and Apple and one CM, Foxconn International Holdings, Ltd. and its affiliates (collectively “Foxconn”), accounted for 48%, 27% and 14% of total revenue, respectively. In addition, with respect to the 2011 model of Apple’s mobile phone, Apple transitioned from the purchase of Audience’s processors to licensing of Audience’s processor IP for a royalty. The Company began to recognize licensing revenue in 2012, which accounted for 8%, 6% and 25% of total revenue for 2014, 2013 and 2012, respectively. No other OEM, CM or distributor accounted for 10% or more of total revenue for 2014, 2013 and 2012.

Long-Lived Assets

The Company evaluates its long-lived assets, including intangible assets subject to amortization and property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable from their future cash flows. If the sum of the estimated undiscounted cash flows is less than the carrying value of the assets, the assets will be written down to their estimated fair value.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. All property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets or the term of the related lease, whichever is shorter. Estimates of useful lives are as follows:

Computers and equipment	3 years
Machinery and equipment	3 years
Software	3 to 5 years
Furniture and fixtures	3 years
Leasehold improvements	5 years, or remaining life of lease, whichever is shorter

Minor repairs and maintenance are charged to operations as incurred. Upon sale or retirement, the asset’s cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is recorded as an operating expense in the consolidated statements of operations.

During 2012 and 2013, construction in progress included the build-to-suit construction cost of the Company’s headquarters facilities and costs incurred related to the implementation of an enterprise resources planning (“ERP”) system. Pursuant to its headquarters facilities lease agreement, the Company agreed to pay construction costs in excess of a certain amount and it had certain indemnification obligations related to the construction, resulting in certain build-to-suit accounting requirements. Therefore, the Company had capitalized the cost of the construction as construction in progress with a corresponding obligation for construction in progress in the consolidated balance sheets. Upon lease commencement, the Company concluded that the build-to-suit facility lease qualified for sale-leaseback accounting and determined that it would be treated as a sale-leaseback arrangement and as an operating lease. As of December 31, 2013, both projects were completed and capitalized as property and equipment in the Company’s consolidated balance sheets.

Inventory

Inventories are stated at the lower of cost or market value, cost being determined under the first-in, first-out method. The Company routinely evaluates quantities and values of inventory in light of current market conditions and market trends and records a provision for quantities in excess of demand and product obsolescence. This evaluation may take into consideration expected demand, generally over a 12-month period, new product development schedules, the effect new products might have on the sale of existing products, product obsolescence, product merchantability and other factors.

The Company also regularly reviews the cost of inventories against their estimated market value and records a provision for inventories that have a cost in excess of estimated market value in order to carry those inventories at the lower of cost or market value. The recording of these provisions establishes a new and lower cost basis for each specifically identified inventory item, and the Company does not restore the cost basis to its original level regardless of any subsequent changes in facts or circumstances. Recoveries are recognized only upon the sale of previously written-down inventories.

Business Combinations

The Company allocates the fair value of the purchase consideration of its acquisitions to the tangible assets, liabilities, and intangible assets acquired, based on their estimated fair values. Goodwill represents the excess of acquisition cost over the fair value of tangible and identified intangible net assets of businesses acquired. Transaction costs and costs to restructure the acquired company are expensed as incurred. The operating results of the acquired company are reflected in the Company’s consolidated financial statements after the closing date of the merger or acquisition. See Note 5 for additional information related to the acquisition of Sensor Platforms.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the sum of the amounts assigned to tangible and identifiable intangible assets acquired less liabilities assumed.

The Company evaluates its goodwill, at a minimum, on an annual basis and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company performs its annual goodwill impairment test as of October 1 of each year.

Goodwill is evaluated using a two-step process. First, impairment of goodwill is tested at the reporting unit level by comparing the reporting unit’s carry amount (book value), including goodwill, to the fair value of the reporting unit. The Company has only one reporting unit for the purposes of testing goodwill for impairment. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to measure the amount of impairment loss, if any. In step two, the Company calculates the implied fair value of goodwill as the excess of the fair value of a reporting unit over the fair values assigned to its assets and liabilities. If the implied fair value of goodwill is less than the carrying value of the reporting unit’s goodwill, the Company recognizes the difference as an impairment charge.

Product Warranty

The Company warrants to its customers that its voice and audio processors will work in accordance with the specifications of each product. Due to the cost and other complexities associated with rectifying any potential product defects, the Company does not repair any returned products. If a product may be defective, the customer notifies the Company and, with Audience’s approval, returns the product. The Company then sends a replacement product to the customer. The Company established a warranty reserve in 2014 to provide for potentially defective products. The Company did not incur significant warranty expense in any of the periods presented.

Shipping and Handling Costs

Shipping and handling costs for inventory purchases and product shipments are classified as a component of cost of revenue in the consolidated statements of operations.

Net Income (Loss) Per Share

For 2014 and 2013, the Company calculated basic net income (loss) per share by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted net income (loss) per share is computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, options to purchase common stock and restricted stock units (“RSUs”) are considered to be common stock equivalents.

For 2012, the Company’s basic and diluted earnings per share are presented in conformity with the two-class method, which is required because the Company issued securities other than common stock that participate in dividends with the common stock (“participating securities”), to compute the earnings per share attributable to common stockholders. The Company determined that it had participating securities in the form of noncumulative convertible preferred stock for the periods up to their conversion immediately prior to the closing of the Company’s IPO on May 15, 2012, when all convertible preferred stock was converted to common stock.

The two-class method requires that the Company calculate the earnings per share using net income attributable to the common stockholders, which will differ from the Company’s net income. Net income attributable to the common stockholders is generally equal to the net income less assumed periodic preferred stock dividends with any remaining earnings, after deducting assumed dividends, to be allocated on a pro rata basis between the outstanding common and preferred stock as of the end of each period. The basic earnings per share attributable to common stockholders is calculated by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The diluted net income per share attributable to common stockholders is computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, convertible preferred stock, options to purchase common stock and RSUs are considered to be common stock equivalents.

Internally-developed Capitalized Software

Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model that typically occurs when beta testing commences and the general availability of such software, has been short and software development costs qualifying for capitalization have been insignificant. The Company has not capitalized any software development costs since its inception.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses consist primarily of personnel costs, product development costs, which include engineering services, development software and hardware tools, license fees, cost of fabrication of masks, other development materials costs, depreciation of equipment used in research and development, and allocation of facilities costs.

Nonrecurring engineering services, which the Company bills to OEMs from time to time for cost reimbursement, are recorded in “Deferred credits and income” on the consolidated balance sheets until acceptance, which is upon cash receipt, at which point they are reflected as a reduction of research and development costs in accordance with the provisions of each agreement. During 2014, the Company had no such nonrecurring engineering services that were billed to OEMs for cost reimbursement and recorded no reduction in research and development costs relating thereto. During 2013 and 2012, the Company recorded as a reduction of research and development expenses, reimbursements for such services totaling $0.4 million and $1.7 million, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the tax basis of assets and liabilities and their reported amounts using enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon available evidence, it is more-likely-than-not that some or all of the deferred tax assets will not be realized. Likewise, if it later determines that it is more-likely-than-not that the net deferred tax assets would be realized, the Company would reverse the applicable portion of the previously provided valuation allowance.

The Company recognizes the impact of a tax position in the consolidated financial statements that, based on its technical merits, is more-likely-than-not to be sustained upon examination. The evaluation of a tax position in accordance with this interpretation is a two-step process – recognition and measurement. In the first step, the Company’s determination of whether it is more- likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, is based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criterion. The tax position is measured at the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold will be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold will be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The Company includes interest and penalties related to unrecognized tax benefits within its provision for income taxes. The Company has not incurred any interest or penalties nor has it recorded any foreign exchange gains or losses related to unrecognized tax benefits in any of the periods presented.

The Company does not provide for a U.S. income tax liability on undistributed earnings of the Company’s foreign subsidiaries as such amounts are indefinitely reinvested in non-U.S. operations. As of December 31, 2014 the Company had $0.4 million of undistributed foreign earnings and no cash distributions were made from the Company’s foreign subsidiaries. The determination of the amount of deferred taxes on these earnings is not practicable since the computation would depend on a number of factors that cannot be known unless a decision is made to repatriate the earnings.

Advertising Expense

All advertising costs are expensed as incurred. Advertising expenses were immaterial during all of the periods presented.

Leases

The Company recognizes operating lease rent expense on a straight-line basis over the term of the applicable lease. The difference between rent expense and rent paid is recorded as deferred rent and is included in “Accrued and other current liabilities” for the current portion, and “Other liabilities- noncurrent” for the long-term portion in the accompanying consolidated balance sheets.

Pursuant to its headquarters facilities lease agreement, the Company agreed to pay construction costs in excess of a certain amount and it had certain indemnification obligations related to the construction, resulting in certain build-to-suit accounting requirements. Upon lease commencement, the Company concluded that the build-to-suit facility lease qualifies for sale-leaseback accounting and determined that it would be treated as a sale-leaseback arrangement and as an operating lease.

Stock-Based Compensation

The Company maintains stock plans covering a broad range of equity grants including stock options and RSUs. In addition, the Company sponsors an employee stock purchase plan (“ESPP”), whereby eligible employees are entitled to purchase common stock semi-annually, by means of limited payroll deductions, at a 15% discount from the fair market value of the common stock as of specific dates.

The Company measures stock-based compensation at the grant date based on the fair value of the stock option and employee stock purchase rights under the ESPP using the Black-Scholes-Merton (“BSM”) option pricing model. The fair value is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. The fair value of stock options the Company grants to nonemployees is estimated based on the fair market value on each vesting date, and is remeasured at each reporting period until the services required under the arrangement are completed.

Determining the fair value of stock options and ESPP grants at the grant date requires the input of various assumptions, including the fair value of the underlying common stock, expected future share price volatility and expected term. The assumptions used in calculating the fair value of stock options and ESPP grants represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and the Company uses different assumptions, the Company’s stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on historical experience of its stock options that are granted, exercised and cancelled. If the actual forfeiture rate is materially different from the Company’s estimate, stock-based compensation expense in future periods could be significantly different from what was recorded in the current period. Following is a description of the valuation assumptions used by the Company to determine the fair value of its stock options and ESPP grants:

Risk-Free Interest Rate. The Company bases the risk-free interest rate used in the BSM valuation method on implied yield currently available on the U.S. Treasury zero-coupon issues with an equivalent term. Where the expected terms of the Company’s stock options do not correspond with the terms for which interest rates are quoted, the Company uses an approximation based on rates on the closest term currently available.

Expected Volatility. The expected volatility is based primarily on the historical stock volatilities of a group of publicly listed guideline companies over a period equal to the expected terms of the stock options and ESPP grants since the Company has limited trading history to use in determining the volatility of its common stock.

Expected Term. Expected term represents the period over which the Company anticipates stock options and ESPP grants to be outstanding. The expected term of the stock options is based on the simplified method as neither relevant historical experience nor other relevant data are available to estimate future exercise behavior. Under the simplified method, the expected term is equal to the average of the stock options’ weighted average vesting period and its contractual term. The Company expects to continue using the simplified method until it has sufficient information. The expected term of ESPP grants is based upon the length of each respective purchase period.

Expected Dividend Yield. The Company has never paid cash dividends on its common stock and does not expect to pay dividends on its common stock.

RSUs. Stock-based compensation expense for RSUs is measured based on the closing fair market value of the Company’s common stock on the date of grant and expensed on a straight-line basis over the requisite service period.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period, from transactions and other events and circumstances from non-owner sources. For all periods presented, the difference between net income and comprehensive income (loss) was due to currency translation adjustments and unrealized gain/(loss) from marketable securities.

Recent Accounting Pronouncements

In January 2015, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update (“ASU”) which simplifies income statement classification by removing the concept of extraordinary items from GAAP. As a result, items that are both unusual and infrequent will no longer be separately reported net of tax after continuing operations. The new standard is effective for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. Early adoption is permitted. The Company does not expect to early adopt this guidance and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In May 2014, the FASB and the International Accounting Standards Board (“IASB”) issued a converged standard on revenue recognition from contracts with customers. The objective of the new guidance is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The newly converged standard contains principles that will be applied to determine how revenue should be measured and the timing of when it should be recognized. The guidance is effective for fiscal years, and interim periods within fiscal years, beginning after December 15, 2016. Early adoption is not permitted. The Company is currently evaluating the impact that this guidance may have on its financial position, results of operations and cash flows.

In July 2013, the FASB issued final guidance on the presentation of certain unrecognized tax benefits in the financial statements. Under the new guidance, a liability related to an unrecognized tax benefit would be offset against a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. In that case, the liability associated with the unrecognized tax benefit is presented in the financial statements as a reduction to the related deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after

December 15, 2014 because the Company is an emerging growth company under the JOBS Act and has elected to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Early adoption is permitted. The Company did not elect for an early adoption of this new guidance. Upon adoption of the guidance in 2015, the Company plans to offset $0.3 million of the unrecognized tax benefits in noncurrent taxes payable with the related deferred tax asset.

3. Balance Sheet Components

Inventories

Inventories consisted of the following:

	December 31,
	2014	2013
	(in thousands)
Work in process	$19,828	$4,115
Finished goods	8,171	9,307

Total inventory	$27,999	$13,422

Property and Equipment, net

Property and equipment, net consisted of the following:

	December 31,
	2014	2013
	(in thousands)
Computers and equipment	$4,346	$3,582
Machinery and equipment	6,561	4,774
Software	4,294	3,835
Furniture and fixtures	4,821	4,738
Leasehold improvements	3,251	3,619
Construction in progress	81	35

Gross property and equipment	23,354	20,583
Accumulated depreciation	(11,720)	(7,050)

Property and equipment, net	$11,634	$13,533

Depreciation expense was $5.6 million, $3.3 million and $1.6 million for 2014, 2013 and 2012, respectively.

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	December 31,
	2014	2013
	(in thousands)
Compensation	$4,165	$5,221
Professional fees	972	811
Income taxes payable	544	648
Escrow payable	4,200	—
Liability related to facility build-out	—	1,539
Other	2,183	2,454

Accrued and other current liabilities	$12,064	$10,673

4. Fair Value of Financial Instruments

The Company invests its excess cash primarily in U.S. government agency and treasury notes and money market funds that mature within one year. All cash equivalents and short-term investments are classified as available-for-sale.

The amortized cost and fair value of available-for-sale securities at December 31, 2014 and 2013 were as follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Money market funds	$23,715	$—	$—	$23,715
U.S. agency securities	8,998	1	—	8,999

Total available-for-sale securities	$32,713	$1	$—	$32,714

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Money market funds	$90,230	$—	$—	$90,230
U.S. agency securities	14,859	—	(4)	14,855

Total available-for-sale securities	$105,089	$—	$(4)	$105,085

Available-for-sale securities are reported at fair value on the balance sheets and classified as follows:

	December 31,
	2014	2013
	(in thousands)
Cash equivalents	$23,715	$90,230
Short-term investments	8,999	14,855

Total available-for-sale securities	$32,714	$105,085

Audience invests in high quality, highly liquid debt securities that mature within one year. The Company holds all of its marketable securities as available-for-sale and marks them to market. As of December 31, 2014, the unrealized gain of the Company was immaterial. The gains or losses realized from sales of securities were immaterial in the periods presented.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable and the last unobservable:

Level 1—	Quoted prices in active markets for identical assets or liabilities.

Level 2—	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As there were no financial liabilities measured at fair value on a recurring basis, the following tables summarize the Company’s financial assets measured at fair value on a recurring basis within the fair value hierarchy:

	December 31, 2014
	Total	Level 1	Level 2	Level 3
	(in thousands)
Cash equivalents:
Money market funds	$23,715	$23,715	$—	$—
Short-term investments:
U.S. agency securities	8,999	8,999	—	—

Total available-for-sale marketable securities	$32,714	$32,714	$—	$—

	December 31, 2013
	Total	Level 1	Level 2	Level 3
	(in thousands)
Cash equivalents:
Money market funds	$90,230	$90,230	$—	$—
Short-term investments:
U.S. agency securities	14,855	14,855	—	—

Total available-for-sale marketable securities	$105,085	$105,085	$—	$—

5. Acquisition of Sensor Platforms

On July 11, 2014, the Company completed the acquisition contemplated by the Agreement and Plan of Merger (the “Agreement”) by and among the Company, Alameda Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Sensor Platforms, and the stockholders’ agent listed therein (the “Acquisition”). Sensor Platforms develops software and algorithms that interpret sensor data to enable broad context awareness on smart phones, wearables and other consumer devices. The Company believes the combination of Sensor Platforms’ motion sensing technology with its voice and audio solutions places the combined company in a unique position to deliver compelling solutions based on the fusion of voice and motion.

The Company incurred $0.5 million in transaction costs. These expenses were included in selling, general and administrative expenses in the Company’s consolidated statement of operations.

The Acquisition was accounted for using the acquisition method of accounting and accordingly, Sensor Platforms’ results of operations were included in the Company’s consolidated financial statements from July 11, 2014. Pursuant to the acquisition method of accounting, the purchase price has been allocated to assets acquired and liabilities assumed based on their respective fair values. The Company’s management has determined the fair value of the intangible and tangible assets acquired and liabilities assumed as of the closing date of the Acquisition. The difference between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed was recorded as goodwill.

The fair value of consideration transferred to acquire Sensor Platforms was approximately $41 million and consisted of the following, in thousands:

Cash consideration paid to acquire Sensor Platforms	$40,486
Fair value of employee stock options assumed	209

Total acquisition consideration	$40,695

The Company deposited $4.2 million of the cash consideration into an escrow account. This amount is reflected in the restricted cash and accrued and other current liabilities line items in the consolidated balance sheet. The escrow period is one year from the date of the Acquisition.

Sensor Platforms’ employee stock options and RSUs assumed

In connection with the Acquisition, the Company assumed both vested and unvested, in-the-money stock options and unvested RSUs originally granted by Sensor Platforms and exchanged them for stock options and RSUs for the Company’s common stock. The Company included $0.2 million, representing the portion of the fair value of the assumed Sensor Platforms vested stock options associated with service rendered prior to the acquisition date, as a component of the total acquisition consideration.

Purchase price allocation

The following table summarizes the estimated fair value of tangible and intangible assets acquired and liabilities assumed as of the date of the Acquisition, in thousands:

Purchase price allocated to:
Cash and cash equivalents	$841
Accounts receivable	152
Prepaid expenses and other current assets	289
Property and equipment	42
Acquired intangibles	19,000
Goodwill	20,734
Other assets	41
Accounts payable	(24)
Accrued expenses	(181)
Deferred revenue	(110)
Deferred tax liability	(89)

Total acquisition consideration	$40,695

The total estimated fair value of $19.0 million for intangible assets acquired were related to developed technology of $18.0 million and customer relationships of $1.0 million. The estimated fair values of the developed technology and customer relationship intangible assets were determined using the income approach (through the with-and-without method) and cost approach (through the replacement cost method), respectively.

The goodwill resulting from the Acquisition is not deductible for tax purposes.

Unaudited pro forma financial information

The unaudited pro forma financial information for 2014 and 2013 presented below includes the effects of pro forma adjustments as if Sensor Platforms was acquired on January 1, 2013. The non-recurring pro forma adjustments are primarily related to fair value adjustments to intangible assets, transactions costs and assumed equity awards. The pro forma financial information does not include any anticipated synergies or other expected benefits of the acquisition. The table below is for informational purposes only and is not indicative of future operations or results that would have been achieved had the acquisition been completed as of January 1, 2013.

	Year Ended December 31,
	2014	2013
	(in thousands, except per share amounts)
Pro forma revenues	$113,660	$160,894

Pro forma net loss	$(45,055)	$(5,685)

Pro forma net loss per share — diluted	$(1.99)	$(0.26)

6. Goodwill and Intangible Assets, Net

The Company performed its annual goodwill impairment test as of October 1, 2014 which did not result in an impairment of goodwill.

As a result of a significant drop in the Company’s trading prices of the Company’s common stock in the public stock market during the three months ended December 31, 2014, the Company performed impairment analyses on both its goodwill and long-lived assets as of November 1, 2014. Based on the results of the impairment analyses, the Company recorded impairment charges of $20.7 million for goodwill, $10.5 million for the developed technology intangible asset and $0.1 million for the customer relationships intangible asset. The total impairment charge of $31.3 million is shown as a separate line item in the Company’s consolidated statement of operations for 2014.

The $20.7 million goodwill impairment charge represented the excess of the carrying value of the goodwill over the implied goodwill (which was calculated as the excess of the fair value of the reporting unit over the fair values of the reporting unit’s assets and liabilities). The fair value of the reporting unit was calculated using the market approach whereby the Company considered its market capitalization and control premiums for acquisition-related transactions in its industry.

The $10.5 million developed technology intangible asset impairment charge represented the excess of the carrying value of the developed technology intangible asset over the fair value of the developed technology intangible asset, which was determined using the royalty relief method.

In connection with the impairment analyses, the Company reduced the estimated useful life of the developed technology intangible asset from approximately five years to two years. The reduction in the estimated useful life was due to a reduction in the period, over which the Company expects to receive benefits from the developed technology. The estimated useful life of the customer relationships intangible asset remained at one year.

Goodwill

The following table shows the changes in the carrying amount of goodwill relating to the Acquisition, in thousands:

Balance, December 31, 2013	$—
Addition related to acquisition	20,734
Goodwill impairment	(20,734)

Balance, December 31, 2014	$—

Intangible Assets, net

As of December 31, 2014, the balance of each of the intangible assets acquired in connection with the Acquisition was as follows (in thousands):

	December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$7,494	$(1,627)	$5,867
Customer relationships	904	(454)	450

	$8,398	$(2,081)	$6,317

Amortization expense relating to developed technology included in total cost of revenue for 2014 was approximately $1.6 million. Amortization expense relating to customer relationships included in total selling, general and administrative expenses for 2014 was approximately $0.5 million.

The estimated future amortization expense of intangible assets as of December 31, 2014 was as follows (in thousands):

2015	$3,650
2016	2,667

Total	$6,317

7. Net Income (Loss) Per Share

The following table sets forth the computation of the Company’s basic and diluted net income (loss) per share for 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
	(in thousands, except per share amounts)
Numerator:
Net income (loss)	$(73,611)	$2,070	$15,597
Non-cumulative dividends to preferred stockholders	—	—	(2,247)
Undistributed earnings allocated to preferred stockholders	—	—	(3,583)

Net income (loss) — basic	(73,611)	2,070	9,767
Adjustment for undistributed earnings reallocated to the holders of common stock	—	—	402

Net income (loss) — diluted	$(73,611)	$2,070	$10,169

Denominator:
Weighted average shares used in computing net income (loss) per share:
Basic	22,683	21,467	13,377
Weighted average effect of dilutive stock options:	—	1,728	2,309
Weighted average effect of dilutive restricted stock units:	—	2	—
Weighted average effect of dilutive stock warrants:	—	—	1

Diluted	22,683	23,197	15,687

Net income (loss) per share:
Basic	$(3.25)	$0.10	$0.73

Diluted	$(3.25)	$0.09	$0.65

The following potentially dilutive outstanding shares of common stock equivalents subject to options, RSUs and ESPP grants were excluded from the computation of diluted net income (loss) per share of common stock for the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Stock options	4,299	1,835	1,419
Restricted stock units	942	213	18
Employee stock purchase plan grants	474	—	—

Total	5,715	2,048	1,437

8. Commitments and Contingencies

Leases

The Company leases office space under noncancelable agreements with various expiration dates through October 31, 2023. Rent expense was $5.2 million, $4.7 million and $2.9 million for 2014, 2013 and 2012, respectively.

On June 5, 2012, the Company entered into a lease agreement for its corporate headquarters, which consists of 87,565 square feet in Mountain View, California. The lease for this facility commenced on October 1, 2013. The contractual annual base payment is $3.7 million subject to a full abatement of payment for the first month of the lease term. The annual base payment increases 3% each year. The lease term is for ten years with an option to extend for an additional five years. As of December 31, 2013, the Company had completed the build-out for its corporate headquarters and had taken occupancy of that facility. It is treated as a sale-leaseback arrangement and as an operating lease for accounting purposes.

Future minimum lease payments under noncancelable operating leases as of December 31, 2014 were as follows:

Fiscal year ending December 31,	Amount (in thousands)
2015	$4,844
2016	4,539
2017	4,240
2018	4,170
2019	4,296
Thereafter	17,274

Total minimum lease payments	$39,363

Purchase commitments

The Company subcontracts with other companies to manufacture its voice and audio processors. The Company may generally cancel these purchase commitments at any time; however, the Company is required to pay all costs incurred through the cancellation date. The Company rarely cancels these agreements once production has started. As of December 31, 2014 the Company had $26.6 million in open purchase commitments with its third-party foundries and other suppliers.

Noncurrent Gross Unrecognized Tax Benefits

As of December 31, 2014, the Company had $1.1 million of non-current gross unrecognized tax benefits that are reflected in income taxes payable- noncurrent in the consolidated balance sheets. The timing of any payments that could result from these unrecognized tax benefits will depend upon a number of factors. Accordingly, the Company is not able to provide a reasonable estimate of the timing of future payments relating to these obligations.

Litigation

From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business. The Company received, and may in the future continue to receive, claims from third parties asserting infringement of their intellectual property rights. Future litigation may be necessary to defend the Company and its customers by determining the scope, enforceability and validity of third party proprietary rights or to establish the Company’s proprietary rights. The Company has also received a complaint which purports to be brought on behalf of a class of purchasers of its common stock issued in or traceable to the Company’s IPO which contains claims under Sections 11, 12(a)(2) and 15 of the Securities Act. There can be no assurance with respect to the outcome of any current or future litigation brought against the Company or pursuant to which it has indemnification obligations and the outcome could have a material adverse impact on its business, financial condition, operating results and cash flows.

On September 13, 2012, a purported shareholder filed a class action complaint in the Superior Court of the State of California for Santa Clara County against the Company, the members of its board of directors, two of its executive officers and the underwriters of its IPO. An amended complaint was filed on February 25, 2013, which purports to be brought on behalf of a class of purchasers of the Company’s common stock issued in or traceable to the IPO. On April 3, 2013, the outside members of the board of directors and the underwriters were dismissed without prejudice. The amended complaint added additional shareholder plaintiffs and contains claims under Sections 11 and 15 of the Securities Act. The complaint seeks, among other things, compensatory damages, rescission and attorney’s fees and costs. On March 1, 2013, defendants responded to the amended complaint by filing a demurrer moving to dismiss the amended complaint on the grounds that the court lacks subject matter jurisdiction. The court overruled that demurrer. On March 27, 2013, defendants filed a demurrer moving to dismiss the amended complaint on other grounds. The Court denied the demurrer on September 4, 2013. On January 16, 2015, the court granted plaintiff’s motion to certify a class. A trial has been scheduled for September 15, 2015. The Company believes that the allegations in the complaint are without merit and intends to vigorously contest the action. However, there can be no assurance that the Company will be successful in its defense and it cannot currently estimate a range of any possible losses the Company may experience in connection with this case. Accordingly, the Company is unable at this time to estimate the effects of this complaint on its business, financial condition, operating results and cash flows.

Indemnities, Commitments and Guarantees

During the normal course of business, the Company may make certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. Where necessary, the Company accrues for losses for any known contingent liabilities, including those that may arise from indemnification provisions, when future payment is probable and estimable.

9. Benefit Plan

The Company has a 401(k) Profit Sharing Plan (the “401(k) Plan”) qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”). Each eligible employee may elect to contribute up to the maximum amount allowed by the Internal Revenue Code. The Company, at the discretion of its Board of Directors, may match employee contributions to the 401(k) Plan. The Company made no matching contributions to the 401(k) Plan for 2014, 2013 and 2012.

10. Equity Benefits Plans and Stock-based Compensation

The Company accounts for stock-based awards in accordance with the provisions set forth in the revised accounting guidance which requires the measurement and recognition of compensation expense for all stock-based payment awards made to the Company’s employees and directors including employee stock options, RSUs, employee stock purchases made under the Company’s employee stock purchase plan and performance share awards granted to selected members of the Company’s senior management based on estimated fair values.

Employee Stock Purchase Plan

Effective May 15, 2012, the Company adopted the ESPP. The ESPP allows participants to contribute up to 15% of their eligible compensation to purchase shares of the Company’s common stock at 85% of the lower of the fair market value of the Company’s common stock on the first trading day of each offering period or on the exercise date. Shares authorized for issuance in connection with the ESPP are subject to an automatic annual increase of the lesser of (i) 1% of the outstanding shares of common stock of the Company as of the first day of the year, (ii) 249,328 shares of common stock or (iii) such amount determined by the Compensation Committee of the Company’s Board of Directors. As of December 31, 2014, the Company had authorized 881,508 shares for the ESPP and had 70 shares of common stock available for future issuance. Under the ESPP, during 2014 and 2013, participants purchased 405,761 shares for a weighted average price of $5.94 per share and 320,997 shares for a weighted average price of $7.48 per share, respectively.

The Company’s executive officers and its other employees are permitted to participate in the ESPP. The ESPP will automatically terminate in 2031, unless the Company terminates it sooner. The ESPP provides for an offering and purchase period of approximately six months in duration, except for the Company’s first offering period which commenced on the completion of the Company’s IPO and ended on the close of trading on November 16, 2012.

On September 19, 2013, the Company’s Compensation Committee approved an amendment to the ESPP for the purposes of: (i) extending the term of each offering period from six months to 24 months, effective with the offering period commencing in November 2013, with four six month purchase periods, (ii) providing for overlapping offering periods, such that a new offering period will start every six months, commencing in November 2013, and (iii) providing for automatic withdrawal of all participants from an offering period if the closing sales price of the Company’s common stock on the last day of a purchase period is lower than the closing sales price on the first day of the related offering period and the automatic re-enrollment of such withdrawn participants into a new offering period commencing immediately thereafter.

Incentive Compensation Plans

In March 2011 and June 2011, the Board of Directors and the Company’s stockholders approved the Company’s 2011 Equity Incentive Plan (the “2011 Plan”), as subsequently amended and restated, to replace the Company’s 2001 Stock Plan (the “2001 Plan”) (together, the “Plans”). The 2011 Plan is now the Company’s only plan for providing stock-based incentive compensation, which is available to eligible employees, executive officers and non-employee directors and consultants. Under the 2011 Plan, the Board of Directors may issue stock appreciation rights, restricted stock, RSUs, incentive stock options and nonqualified stock options. The 2011 Plan provides for an annual increase on the first day of each year beginning January 1, 2013 equal to the lesser of: (i) 1,101,649, (ii) 4.5% of the outstanding shares of common stock as of the last day of the immediately preceding year; or (iii) such other amount as the Board of Directors may determine. The 2011 Plan requires the Board of Directors to grant options at an exercise price not less than fair market value of its common stock on the date of grant. For employees holding more than 10% of the voting rights of all classes of stock, the exercise prices for incentive and nonqualified stock options may not be less than 110% of fair market value of the Company’s common stock on the date of grant. The options are generally exercisable over four years. Although the vesting provisions of individual options may vary, options granted under the 2011 Plan must provide for vesting of at least 20% per year. The 2011 Plan provides that the term of the options shall be no more than

10 years from the date of the grant. Upon termination of employment, all unvested options are cancelled and returned to the 2011 Plan. In general, RSUs granted under the 2011 Plan vest over four years, based on continued employment and are settled upon vesting in shares of the Company’s common stock on a one-for-one basis. As of December 31, 2014, the Company had authorized 4,441,005 shares for the Plans. Under the 2011 Plan, the number of shares available for grant was 254,712 shares as of December 31, 2014.

In connection with the Acquisition, the Company assumed the Sensor Platforms 2004 Stock Option Plan (the “Option Plan”), pursuant to which it may make future inducement grants. The Option Plan provides for the grant of incentive and nonstatutory stock options to employees, nonemployee directors, and consultants of the Company. Options granted under the Option Plan generally become exercisable ratably over a four-year period following the date of grant and expire ten years from the date of grant. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. All other options are exercisable only to the extent vested. Vested and outstanding options to purchase Sensor Platforms’ common stock held by certain Sensor Platforms employees at the time of the Acquisition were assumed by the Company and converted into options to purchase shares of the Company’s common stock based on an option exchange ratio. The Company assumed both vested and unvested, in-the-money stock options and unvested RSUs originally granted by Sensor Platforms and exchanged them for stock options and RSUs of the Company’s common stock. The Company included $0.2 million, representing the portion of the fair value of the assumed Sensor Platforms vested stock options associated with service rendered prior to the acquisition date, as a component of the total acquisition consideration (See Note 5 for additional information related to the Acquisition).

A summary of the Company’s option activities under the 2011 Plan is as follows:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Weighted Averaqe Remaining Contractual Life	Aggregate Intrinsic Value(1)
			(in years)	(in thousands)
Balances at December 31, 2013	4,398,918	$8.12	7.3	$19,421
Options granted	613,824	$10.88
SPI options assumed	44,910	$2.17
Options exercised	(667,024)	$2.93
Options cancelled	(616,883)	$12.35

Balances at December 31, 2014	3,773,745	$8.73	6.8	$2,696

Exercisable at December 31, 2014	2,533,861	$7.00	6.0	$2,655

Vested and expected to vest at December 31, 2014	3,633,998	$8.58	6.4	$2,692

(1)	The intrinsic value of options represents the difference between the in-the-money exercise price and the market value of its common stock. The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value for in-the-money options at December 31, 2014 and 2013, based on the closing stock prices of the Company’s common stock of $4.40 and $11.64, respectively.

Total intrinsic value of options exercised was $4.4 million, $8.7 million and $4.5 million during 2014, 2013 and 2012, respectively. The weighted average per share grant date fair value of options granted was $4.40, $5.09 and $5.48 for 2014, 2013 and 2012, respectively.

At December 31, 2014, the Company had $5.7 million of total unrecognized compensation expense, net of estimated forfeitures, related to unvested stock options, which is expected to be recognized over a weighted average period of 3.1 years.

The following table summarizes additional information about stock options outstanding and exercisable as of December 31, 2014:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

		(in years)		(in years)
$0.60 - $1.64	337,472	2.5	$0.86	322,807	2.2	$0.82
$2.40 - $5.10	1,068,290	5.3	3.13	1,055,541	5.3	3.11
$5.82 - $9.30	310,056	8.5	8.01	139,859	8.0	7.94
$9.94 - $14.91	1,972,400	7.8	12.91	965,987	7.2	12.73
$15.30 - $18.29	85,527	7.6	15.71	49,667	7.5	15.63

	3,773,745	6.8	8.73	2,533,861	6.0	7.00

Restricted Stock Units

RSUs are share awards that entitle the holder to receive shares of the Company’s common stock upon vesting and generally vest over periods not exceeding four years from the date of grant.

A summary of the Company’s RSU activity under the 2011 Plan is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
RSUs outstanding at December 31, 2013	354,055	$13.84
RSUs granted	1,410,488	8.07
SPI RSUs assumed	208,630	11.45
RSUs released	(154,265)	12.85
RSUs cancelled/forfeited	(335,992)	11.41

RSUs outstanding at December 31, 2014	1,482,916	8.67

In connection with the Acquisition, the Company assumed the RSUs granted to each continuing employee of Sensor Platforms, upon the closing of the acquisition, for an aggregate of 208,630 shares of common stock. These RSUs were granted outside of the existing Audience stock plans and without stockholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4) with the following terms: 150,147 of the granted RSUs will vest over three years; and 58,483 of the RSUs will vest over four years, in either case subject to continued service with Audience or any subsidiary of Audience.

The weighted average per share grant date fair value of RSUs granted during 2014, 2013 and 2012 was $8.07, $13.65 and $21.88, respectively. The fair value of RSUs released during 2014 and 2013 was $1.4 million and $0.5 million, respectively. No RSUs were released during 2012.

At December 31, 2014, total unrecognized estimated compensation expense related to unvested RSUs granted was $11.5 million, which is expected to be recognized over a weighted-average period of 2.9 years.

Performance-based Option Awards

The Company did not grant any performance-based option awards during 2014. In February 2013, the Compensation Committee of the Board of Directors approved a performance option grant of 180,000 shares to the Company’s chief executive officer. The vesting of these shares is contingent on the Company’s stock trading at or above four predetermined stock prices of $25, $30, $35 and $40 for 30 days, at which dates vesting periods for each tranche of 45,000 shares will commence at a rate of 1/12 of that tranche’s shares per month for 12 months.

Stock-Based Compensation

The following table shows a summary of the stock-based compensation expense included in the consolidated statements of operations for 2014, 2013 and 2012:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Cost of revenue	$338	$305	$150
Research and development	3,449	2,166	1,023
Selling, general and administrative	4,001	3,189	1,961

Stock-based compensation expense	7,788	5,660	3,134
Income tax benefit (1)	—	—	551

Total stock-based compensation expense, net of tax	$7,788	$5,660	$2,583

(1)	Tax benefits of $0.6 million were realized for 2012 due to the partial valuation allowance release on U.S. federal deferred tax assets. There were no tax benefits realized for 2014 and 2013 as a result of a partial valuation allowance on any additional U.S. stock compensation deferred tax assets in 2014 and 2013.

Valuation Assumptions

The Company estimates the fair value of each stock-based award on the date of grant using the BSM option pricing model. The assumptions used to value awards granted and employee stock purchases during 2014, 2013 and 2012 were as follows:

	Year Ended December 31,
	2014	2013	2012
Stock Option Plans:
Risk-free interest rate	1.68-1.87%	0.95-1.91%	0.79-1.26%
Expected volatility	30.5-40.6%	41-42%	36-37%
Expected term (in years)	5.27-6.25	6.25	6.25
Dividend yield	—	—	—

	Year Ended December 31,
	2014	2013	2012
ESPP:
Risk-free interest rate	0.05-0.54%	0.10-0.31%	0.13-0.15%
Expected volatility	22-44%	23-30%	20-31%
Expected term (in years)	0.5-2.0	0.5-2.0	0.5
Dividend yield	—	—	—

11. Capital stock

Common Stock

Under the Company’s certificate of incorporation, as amended and restated, the Company was authorized to issue 500,000,000 shares of common stock as of December 31, 2014 and 2013, respectively. The holder of each share of common stock is entitled to one vote. Common stockholders are entitled to dividends when and if declared by the Board of Directors, subject to the prior rights of the preferred stockholders. Since inception, the Company has not declared any cash dividends. In connection with the completion of the Company’s IPO on May 15, 2012, all of the Company’s previously outstanding shares of convertible preferred stock of 13,205,180 were converted into common stock.

As of December 31, 2014 and 2013, the Company had reserved shares of common stock for issuance as follows:

	December 31,
	2014	2013
Shares reserved for stock options and restricted stock units	5,511,373	5,192,107
Shares reserved for employee stock purchase plan	70	156,136

Preferred Stock

Under the Company’s certificate of incorporation, as amended and restated, the Company was authorized to issue 50,000,000 shares of preferred stock as of December 31, 2014 and 2013, respectively. No shares of preferred stock were issued and outstanding as of December 31, 2014 and 2013.

12. Income Taxes

The domestic and foreign components of income (loss) before income taxes were as follows:

	Year Ended December 31,
	2014	2013	2012
Domestic	$(41,892)	$3,715	$23,815
International	(29,751)	424	(9,370)

Total	$(71,643)	$4,139	$14,445

The provision (benefit) for income taxes consisted of the following:

	Year Ended December 31,
	2014	2013	2012
Current:
Federal	$(185)	$1,377	$376
State	1	1	1
Foreign	681	811	482

	497	2,189	859

Deferred:
Federal	1,550	—	(1,979)
State	—	—	—
Foreign	(79)	(120)	(32)

	1,471	(120)	(2,011)

Income tax provision (benefit)	$1,968	$2,069	$(1,152)

The reconciliation of the United States federal statutory income tax rate to the Company’s effective rate is as follows:

	Year Ended December 31,
	2014	2013	2012
Statutory federal tax rate	34.0%	34.0%	35.0%
Foreign tax rate differential	(14.9)	12.6	25.8
Stock-based compensation	(1.4)	19.8	4.7
Research and development credits	2.0	(57.3)	—
Change in valuation allowance	(11.3)	14.3	(63.5)
Valuation allowance release	—	—	(13.7)
Increase (decrease) in unrecognized tax benefits	(0.7)	23.0	2.6
Goodwill	(9.8)	—	—
Other	(0.6)	3.6	1.1

Effective tax rate	(2.7)%	50.0%	(8.0)%

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets consisted of the following:

	December 31,
	2014	2013
Deferred tax assets:
Net operating loss carry forwards	$15,093	$2,122
Research and development credits	10,849	6,378
Stock Compensation	1,668	1,064
Accruals and reserves	1,153	1,302
Other	517	553

Total deferred tax assets	29,280	11,419
Valuation allowance	(25,368)	(7,586)

Net deferred tax assets	3,912	3,833

Deferred tax liabilities
Intangibles	(2,149)	—
Fixed assets	(1,169)	(1,698)

Total deferred tax liabilities	(3,318)	(1,698)

Total net deferred tax assets	$594	$2,135

The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighs both positive and negative evidence in determining the need for a valuation allowance, such as historical income (losses), recent earnings, forecasted income, customer concentration, pricing pressures, competition from larger companies with significantly greater resources and other risks inherent in the semiconductor industry. In the event the Company determines that it would not be able to realize all or part of its net deferred tax assets, an adjustment to the deferred tax assets would be charged to earnings in the period in which the Company makes such determination. Likewise, if the Company later determines that it is more–likely-than-not that the net deferred tax assets would be realized, it would reverse the applicable portion of the previously provided valuation allowance. The realization of deferred tax assets is primarily dependent on the Company generating sufficient U.S. and foreign taxable income in future fiscal years. The Company weighs both positive and negative evidence, from a quantitative and qualitative perspective, with more weight given to evidence that can be objectively verified. Under this standard, the Company’s downward trend of U.S. pretax income and current year U.S. pretax loss and three year cumulative loss in the U.S. considering the current and prior 2 years was considered significant and objectively verifiable negative evidence. In addition, the Company is subject to business uncertainties that make it difficult to forecast demand and production levels due to a lack of long term purchase commitments. Therefore, the Company is unable to reliably forecast taxable income in order to realize its U.S. deferred tax assets. Based on this significant negative evidence, the Company concluded that a valuation allowance should be established on all U.S. deferred tax assets as of December 31, 2014 with the exception of $0.3 million of deferred tax assets. The Company will continue to assess the realizability of the deferred tax assets in each of the applicable jurisdictions and maintain the valuation allowances until sufficient positive evidence exists to support a reversal. In the event that the Company determines that the deferred tax assets are realizable, an adjustment to the valuation allowance will be reflected in the tax provision in the period such determination is made.

In 2013, the Company released valuation allowance of $2.0 million, based on the amount of deferred tax assets that were more-likely-than-not to be realized based on available evidence, which was offset by the deferred expense of $2.0 million from the realization of the deferred tax assets as of December 31, 2012. The Company recognized a valuation allowance release of $2.0 million on its U.S. federal deferred tax assets for 2012.

As of December 31, 2014, the Company had total net deferred tax assets of $0.6 million, of which $0.3 million was included in other current assets and $0.3 million was included in other noncurrent assets on the consolidated balance sheet. The net deferred tax assets are presented gross of unrecognized tax benefits, which are not directly associated with the net operating losses (“NOLs”) and other tax attributes since they are generated in different years. These unrecognized tax benefits are presented separately as a liability and provide a source of taxable income for purposes of assessing the potential realization of the deferred tax assets.

Changes in the valuation allowance for deferred tax assets for 2014, 2013 and 2012 are as follows:

	December 31,
	2014	2013	2012
Beginning balance	$7,586	$5,920	$16,628
Charge (credited) to operations	1,550	—	(1,980)
Current year increase (decrease)	16,232	1,666	(8,728)

Ending balance	$25,368	$7,586	$5,920

As of December 31, 2014, the Company had NOL carryforwards of approximately $43.7 million and $65.4 million available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. The cumulative amount related to stock option excess tax benefits included in NOL carryforwards for federal and California state is $10.5 million and $0.2 million, respectively. Upon realization of the excess tax benefit associated with stock options, the impact will be recorded in stockholders’ equity. The federal NOL carryforwards will begin to expire in 2023. The California state NOL carryforwards begin to expire in 2015. The Company’s ability to utilize its NOL carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. As of December 31, 2014, the Company determined that ownership changes had occurred in the past that would result in limitations on the current and future utilization of its NOL carryforwards. However, the Company expects that the limitations were not significant enough to materially impact the future utilization of these tax attributes.

The Company also had federal and California state research and development (“R&D”) credit carryforwards of approximately $6.4 million and $7.1 million, respectively, as of December 31, 2014. The cumulative amount related to stock option excess tax benefits included in R&D credit carryforwards for federal is $0.3 million and none for California. Upon realization of the excess tax benefit associated with stock options, the impact will be recorded in stockholders’ equity. The federal R&D credits will expire starting in 2022 if not utilized. The California state R&D credits have no expiration date.

Prior to January 1, 2012, the Company’s earnings were all U.S.-based. The Company commenced its first year of operations under its new international structure on January 1, 2012. The Company had $0.4 million of undistributed foreign earnings as of December 31, 2014 upon which no United States income taxes or foreign withholding taxes were provided. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both United States income taxes and withholding taxes payable to various foreign tax jurisdictions. As of December 31, 2014, the Company estimated that the amount of potential United States income tax related to a future distribution would result in an insignificant amount of United States and foreign taxes. However, determination of the amount of unrecognized deferred tax liability for temporary differences related to investments in these foreign subsidiaries that are essentially permanent in duration is not practicable, due to the complexities involved in the calculation. There is a significant amount of uncertainty of the tax impact of the remittance of these earnings due to the fact that dividends generally received from the Company’s foreign subsidiaries could result in additional foreign tax credits, which could ultimately reduce the U.S. tax cost of the dividend. In addition, the Company would have to analyze any additional U.S. and foreign withholding taxes and other indirect taxes that may also arise due to the distribution of these earnings. These reasons make it impracticable to accurately calculate the amount of deferred tax liabilities related to the undistributed earnings, particularly in light of the fact that the Company does not intend to distribute these unremitted earnings.

As of December 31, 2014, 2013, and 2012, the Company had $7.6 million, $5.9 million and $3.7 million, respectively, of unrecognized tax benefits. The total amount of unrecognized tax benefits, net of federal benefit for the deduction of such items as state taxes that, if recognized, would affect the Company’s effective tax rate was $6.3 million as of December 31, 2014. One or more of these unrecognized tax benefits could be subject to valuation allowance if and when recognized in a future period, which could impact the timing of any related effective tax rate benefit.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

	December 31,
	2014	2013	2012
Gross unrecognized tax benefits, beginning of the year	$5,888	$3,674	$2,940
Gross increases related to prior year positions	117	178	—
Gross increases related to current year positions	1,564	2,036	734

Gross unrecognized tax benefits, end of the year	$7,569	$5,888	$3,674

The Company recognizes interest and/or penalties related to income tax matters within the provision for income taxes in the statements of operations. As of December 31, 2014, 2013 and 2012, the Company had no accrued interest or penalties due to its NOLs and tax credits available to offset any tax adjustments. The Company files income tax returns in the United States, including various state and certain foreign tax jurisdictions. The Company is subject to examination by U.S. federal and state tax authorities for all years after and including 2002 and is subject to examination by foreign tax authorities since the formation of its non-U.S. entities in 2011. The Company currently has no income tax examinations in progress nor has it had any income tax examinations since its inception.

The Company believes that an adequate tax provision has been made for any adjustments that may result from tax examinations should its previously filed tax returns be examined. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income tax in the period such resolution occurs. Although timing of the resolution and/or closure of audits is highly uncertain, the Company does not believe it is reasonably possible that its unrecognized tax benefits would materially change in the next 12 months.

13. Restructuring

Due to the continuing softness in demand related to certain high-end smart phones, the Company encountered a significant downturn in demand from one of its major customers in the third and fourth quarters of 2014, which caused a disproportionate impact on the Company’s operating results and financial outlook in the short-term. In an effort to align overall spending with revenue, the Company announced and implemented a restructuring plan for a workforce reduction through involuntary terminations.

The Company recorded restructuring charges of approximately $1.4 million for 2014 for severance payments and extended health care benefits to terminated employees, of which $1.3 million was paid as of December 31, 2014. The remaining balance of $0.1 million is expected to be paid during the three months ending March 31, 2015.

Restructuring charges of $0.7 million each were allocated to research and development, and selling, general and administrative expenses in the Company’s consolidated statement of operations for 2014. The cost savings resulting from the restructuring are generally expected to be offset by increases in other expenses.

14. Segment and geographic information

The Company operates in one reportable segment related to the selling and marketing of voice and audio processors and licensing of processor IP for use in mobile devices. The Company has identified its president and chief executive officer as the Chief Operating Decision Maker (“CODM”) who manages the Company’s operations on a consolidated basis for purposes of allocating resources. When evaluating financial performance, the CODM reviews individual customer and product information, while other financial information is reviewed on a consolidated basis.

Substantially all of the Company’s revenue was generated from the sale of its products to CMs and OEMs whose primary manufacturing operations and distributors are in Asia. Since the Company’s OEMs market and sell their products worldwide, the Company’s revenue by geographic location is not necessarily indicative of the geographic distribution of mobile device sales, but rather of where the mobile devices are manufactured. The Company’s revenue is therefore based on the country or region in which its OEMs or their CMs issue their purchase orders to the Company.

Apple, one of the Company’s OEMs, transitioned the majority of its business with the Company from the purchase of the Company’s processors to licensing of the Company’s processor IP, which is generated in the jurisdiction where this OEM has its headquarters in the United States. The Company began to recognize licensing revenue on royalty payments in 2012. Licensing revenue accounted for 8%, 6% and 25% of total revenue for 2014, 2013 and 2012, respectively. Revenues by geographic regions are based upon the customers’ ship-to address or headquarters location. The following table set forth reportable revenues by geographic regions:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Revenue:
South Korea	$85,008	$102,305	$70,740
China	17,662	46,702	33,006
United States	10,247	10,734	39,732
Other	423	390	427

Total revenue	$113,340	$160,131	$143,905

The table below presents long-lived assets, consisting of property and equipment, by geographic regions:

	December 31,
	2014	2013
	(in thousands)
Long-lived assets:
United States	$8,913	$11,466
China	1,366	485
Rest of the world	1,355	1,582

Total long-lived assets	$11,634	$13,533